EXHIBIT 99.1

Apyx Medical Corporation Reports Second Quarter 2021 Financial Results and Updates Full Year 2021 Outlook
Advanced Energy Sales increased 248% year-over-year in Q2

CLEARWATER, FL — August 12, 2021 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), a maker of medical devices and supplies and the developer of Helium Plasma Technology, marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market, today reported financial results for its second quarter ended June 30, 2021 and updated its financial outlook for the full year ending December 31, 2021.

Second Quarter 2021 Financial Summary:

•Total revenue of $11.2 million, up 161% year-over-year.
◦Advanced Energy revenue of $10.0 million, up 248% year-over-year.
◦OEM revenue of $1.2 million, down 13% year-over-year.
•Net loss attributable to stockholders of $4.0 million, compared to net loss of $4.7 million for the second quarter of 2020. Net loss in the second quarter of 2020 included an income tax benefit of $1.5 million.
•Adjusted EBITDA loss of $2.4 million, compared to adjusted EBITDA loss of $4.9 million for the second quarter of 2020.
•As of June 30, 2021, the Company had cash and cash equivalents of $34.7 million, compared to $41.9 million as of December 31, 2020. As of June 30, 2021, the Company had working capital of $50.8 million, including expected cash tax refunds of approximately $7.5 million the Company expects to receive during 2021 or 2022 related to the net operating loss carrybacks resulting from the 2020 CARES Act.

Second Quarter 2021 Operating Highlights:

•On June 1, 2021, the Company announced that it had submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (“FDA”), which is intended to obtain a specific clinical indication for the use of Renuvion® in dermal resurfacing procedures.

Management Comments:

“We are pleased to deliver exceptional growth in sales of our Advanced Energy products which exceeded our expectations for the second quarter, reflecting solid execution by our team and continued improvement in the broader operating environment,” said Charlie Goodwin, President and Chief Executive Officer. “Most notably, we saw impressive growth in global sales of our Advanced Energy handpieces, which increased by over 270% year-over-year, driven by utilization-based demand both domestically and internationally. We were also pleased to see important contributions from global sales of our generators, which increased by more than 210% year-over-year, reflecting strong adoption of our technology in the U.S. and key international markets as the capital equipment environment continued to recover.”

Mr. Goodwin continued: “We are increasing our 2021 revenue outlook today to reflect both our stronger-than-expected sales performance during the second quarter, as well as our improved expectations for the second half of the year. While the pace and timing of recovery in the global capital equipment environment remains uncertain, we expect to see continued improvement coupled with strong utilization trends as we move through the balance of the year. We look forward to building on our recent momentum by continuing to raise awareness of our innovative Helium Plasma Technology and its potential benefits for surgeons and patients around the world.”

The following tables represent revenue by reportable segment and geography:

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Advanced Energy	$9,978	$2,867	$7,111	248.0%	$17,638	$6,853	$10,785	157.4%
OEM	1,246	1,429	(183)	(12.8)%	2,224	2,440	(216)	(8.8)%
Total	$11,224	$4,296	$6,928	161.3%	$19,862	$9,293	$10,569	113.7%

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Domestic	$7,383	$3,393	$3,990	117.6%	$12,949	$7,011	$5,938	84.7%
International	3,841	903	2,938	325.4%	6,913	2,282	4,631	202.9%
Total	$11,224	$4,296	$6,928	161.3%	$19,862	$9,293	$10,569	113.7%

Second Quarter 2021 Results:

Total revenue for the three months ended June 30, 2021, increased $6.9 million, or 161%, to $11.2 million, compared to $4.3 million in the prior year period. Advanced Energy segment sales increased $7.1 million, or 248% year-over-year, to $10.0 million, compared to $2.9 million in the prior year period. OEM segment sales decreased $0.2 million, or 13% year-over-year, to $1.2 million, compared to $1.4 million in the prior year period. For the second quarter 2021, revenue in the United States increased $4.0 million, or 118% year-over-year, to $7.4 million, and international revenue increased $2.9 million, or 325% year-over-year, to $3.8 million. In the second quarter of 2021, we saw increased global utilization based demand for our handpieces and adoption of our generator technology despite the continued headwinds of the COVID-19 pandemic, while the same period in 2020 was severely impacted by it.

Gross profit for the three months ended June 30, 2021, increased $5.4 million, or 260% year-over-year, to $7.5 million, compared to $2.1 million in the prior year period. Gross margin for the three months ended June 30, 2021, was 67.1%, compared to 48.7% for the same period in 2020. The increase in profit margins for the three months ended June 30, 2021 from the prior year period is primarily attributable to inventory impairments in the prior year period and sales mix between our Advanced Energy and OEM segments; the increase was partially offset by geographic mix within our Advanced Energy segment and higher inbound shipping costs.

Operating expenses for the second quarter of 2021 increased $3.3 million, or 40% year-over-year, to $11.6 million, compared to $8.3 million for the second quarter of 2020. The year-over-year change in operating expenses was driven by a $2.1 million increase in selling, general and administrative expenses, a $0.9 million increase in salaries and related costs, a $0.2 million increase in professional services, and a $0.1 million increase in research and development expenses.

Income tax expense for the second quarter of 2021 was $0.1 million, compared to income tax benefit of $1.5 million for the second quarter of 2020. The year-over-year change in income tax expense (benefit) was primarily due to the net operating loss carryback recognized in the second quarter of 2020, which did not impact income tax expense in the second quarter of 2021.

Net loss attributable to stockholders for second quarter of 2021 was $4.0 million, or $0.12 per share, compared to a net loss of $4.7 million, or $0.14 per share, for the second quarter of 2020. Net loss attributable to stockholders in the second quarter of 2020 included an income tax benefit of $1.5 million.

First Six Months of 2021 Results:

Total revenue for the six months ended June 30, 2021, increased $10.6 million, or 114%, to $19.9 million, compared to $9.3 million in the prior year period. Advanced Energy segment sales increased $10.8 million, or 157% year-over-year, to $17.6 million, compared to $6.9 million in the prior year period. OEM segment sales decreased $0.2 million, or 9% year-over-year, to $2.2 million, compared to $2.4 million in the prior year period. For the first half of 2021, revenue in the United States increased $5.9 million, or 85% year-over-year, to $12.9 million, and international revenue increased $4.6 million, or 203% year-over-year, to $6.9 million.

Net loss attributable to stockholders for the first half of 2021 was $8.9 million, or $0.26 per share, compared to a net loss of $6.6 million, or $0.19 per share, for the first half of 2020. Net loss attributable to stockholders in the first half of 2020 included an income tax benefit of $6.4 million.

Full Year 2021 Financial Outlook:

The Company is updating financial guidance for the year ending December 31, 2021 to:

•Total revenue in the range of $40.6 million to $42.6 million, representing growth of 46% to 54% year-over-year, compared to total revenue of $27.7 million for the year ended December 31, 2020. The Company’s prior guidance range for total revenue was $37.6 million to $39.7 million, representing growth of 36% to 43% year-over-year.
◦Total revenue guidance assumes:
•Advanced Energy revenue in the range of approximately $36.0 million to $38.0 million, representing growth of 62% to 71% year-over-year, compared to Advanced Energy revenue of $22.2 million for the year ended December 31, 2020. The Company’s prior guidance range for Advanced Energy revenue was $33.1 million to $35.2 million, representing growth of 49% to 59% year-over-year. The Advanced Energy revenue range assumes that U.S. growth is only driven by contributions from Renuvion sales related to its use as a sub-dermal coagulator following liposuction procedures and that international growth is driven primarily by demand in existing international markets.
▪OEM revenue of approximately $4.6 million, representing a decline of 16% year-over-year, compared to $5.5 million for the year ended December 31, 2020. The Company’s prior guidance for OEM revenue was approximately $4.4 million, representing a decline of 20% year-over-year.
•Net loss attributable to stockholders in the range of $19.3 million to $18.0 million, compared to net loss attributable to stockholders of $11.9 million for the year ended December 31, 2020. Net loss attributable to stockholders for the year ended December 31, 2020 included an income tax benefit of $7.7 million. The Company’s prior guidance range for net loss attributable to stockholders was $20.3 million to $18.0 million.

•Adjusted EBITDA loss in the range of $13.1 million to $11.5 million, compared to adjusted EBITDA loss of $14.5 million for the year ended December 31, 2020. The Company’s prior guidance range for Adjusted EBITDA loss was $14.1 million to $11.5 million.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on August 12 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-8289 (or 201-689-8341 for international callers) and provide access code 13721407. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://78449.themediaframe.com/dataconf/productusers/apyx/mediaframe/45837/indexl.html

A telephonic replay will be available approximately two hours after the end of the call through August 26, 2021. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13721407. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Westwicke Partners on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products in the cosmetic and surgical markets. Known for its innovative Helium Plasma Technology, Apyx is solely focused on bringing transformative solutions to the physicians and patients it serves. The Company’s Helium Plasma Technology is marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® offers surgeons and physicians a unique ability to provide controlled heat to the tissue to achieve their desired results. The J-Plasma® system allows surgeons to operate with a high level of precision and virtually eliminating unintended tissue trauma. The Company also leverages its deep expertise and decades of experience in unique waveforms through original equipment manufacturing (OEM) agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this release can be found in the Company’s filings with the Securities and Exchange Commission including the Company’s Report on Form 10-K for the year ended December 31, 2020. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales	$11,224	$4,296	$19,862	$9,293
Cost of sales	3,690	2,202	6,468	4,215
Gross profit	7,534	2,094	13,394	5,078
Other costs and expenses:
Research and development	1,084	975	2,199	1,955
Professional services	1,889	1,658	3,410	4,047
Salaries and related costs	4,343	3,439	8,588	6,750
Selling, general and administrative	4,261	2,189	7,985	5,985
Total other costs and expenses	11,577	8,261	22,182	18,737
Loss from operations	(4,043)	(6,167)	(8,788)	(13,659)
Interest income	4	7	7	223
Interest expense	(2)	(8)	(6)	(14)
Other (loss) income, net	97	(14)	4	412
Total other (loss) income, net	99	(15)	5	621
Loss before income taxes	(3,944)	(6,182)	(8,783)	(13,038)
Income tax expense (benefit)	107	(1,492)	173	(6,397)
Net loss	(4,051)	(4,690)	(8,956)	(6,641)
Net loss attributable to non-controlling interest	(5)	—	(9)	—
Net loss attributable to stockholders	$(4,046)	$(4,690)	$(8,947)	$(6,641)

Loss per share
Basic and Diluted	$(0.12)	$(0.14)	$(0.26)	$(0.19)

Weighted average number of shares outstanding - basic and diluted	34,321	34,186	34,312	34,181

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	June 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$34,670	$41,915
Trade accounts receivable, net of allowance of $340 and $300	8,985	8,399
Income tax receivables	7,654	7,654
Other receivables	1,386	1,275
Inventories, net of provision for obsolescence of $387 and $388	5,272	4,051
Prepaid expenses and other current assets	3,615	2,795
Total current assets	61,582	66,089
Property and equipment, net	6,471	6,541
Operating lease right-of-use assets	182	237
Finance lease right-of-use assets	329	437
Other assets	1,033	807
Total assets	$69,597	$74,111

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,799	$1,511
Accrued expenses and other liabilities	7,594	7,278
Current portion of operating lease liabilities	127	126
Current portion of finance lease liabilities	225	238
Total current liabilities	10,745	9,153
Long-term operating lease liabilities	63	129
Long-term finance lease liabilities	76	183
Contract liabilities	886	621
Other liabilities	145	166
Total liabilities	11,915	10,252
EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,322,749 issued and outstanding as of June 30, 2021, and 34,289,222 outstanding as of December 31, 2020	34	34
Additional paid-in capital	63,650	61,066
(Accumulated deficit) retained earnings	(6,326)	2,621
Total stockholders' equity	57,358	63,721
Non-controlling interest	324	138
Total equity	57,682	63,859
Total liabilities and equity	$69,597	$74,111

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS RESULTS TO NON-GAAP ADJUSTED EBITDA (Unaudited)
Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income/(loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, and stock-based compensation expense.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss attributable to stockholders	$(4,046)	$(4,690)	$(8,947)	$(6,641)
Interest income	(4)	(7)	(7)	(223)
Interest expense	2	8	6	14
Income tax expense (benefit)	107	(1,492)	173	(6,397)
Depreciation and amortization	213	225	440	439
Stock based compensation	1,369	1,097	2,563	2,146
Adjusted EBITDA	$(2,359)	$(4,859)	$(5,772)	$(10,662)

The following unaudited table presents a reconciliation of net loss attributable to stockholders to Adjusted EBITDA loss for the year ending December 31, 2021. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss attributable to stockholders of $19.3 million to $18.0 million for the year ending December 31, 2021.

(In millions)	Year Ending December 31, 2021
Net loss attributable to stockholders	$(18.7)
Interest income	—
Interest expense	—
Income tax expense	0.4
Depreciation and amortization	0.9
Stock based compensation	5.2
Adjusted EBITDA	$(12.3)
Note: figures may not sum to totals due to rounding